EXHIBIT 10.3

U.S. FOODSERVICE, INC.

VENDOR AGREEMENT

The terms and conditions of this agreement (“Agreement”) shall be effective for all products (“Products”) sold by the undersigned vendor and/or its subsidiaries or affiliates (“Vendor”), any such subsidiaries or affiliates as set forth on Exhibit A attached hereto and made a part hereof.

1. Purchase of Products.  U.S. Foodservice, Inc., together with its subsidiaries and affiliates (collectively “USF”) has the absolute right to purchase the Products from manufacturers or suppliers other than Vendor. Nothing in this Agreement is a commitment by USF to purchase, or a commitment by Vendor to supply, any quantity of Products.

2. Performance Standards.  The Product quantity Vendor delivers must (i) correspond to Products ordered (by SKU) in the applicable PO and (ii) be delivered to the USF “FOB Point” within 24 hours of the delivery date specified in the PO (the “On-Time Requirement”), with respect to at least 99% of such Products contained in such POs; provided that the quantities specified in such POs shall be consistent with the ordinary course of business between Vendor and USF and all lead times shall be consistent with those published by Vendor (collectively, the “Minimum Service Level Requirement”). Vendor shall also comply with USF’s quality policies provided from time to time in writing to Vendor.

3. Product Orders; Pricing.

(a) USF will submit purchase orders (“PO”) to Vendor and Vendor will confirm the PO (the “PO Confirmation”) within 48 hours of receipt. The PO Confirmation will include (i) the Product price, (ii) the quantity of Products, and (iii) any other costs or charges. If Vendor fails to provide a proper PO Confirmation, USF shall only be responsible for payment of the amount set forth in the PO. Vendor will be allowed no additional charges unless specified in the PO. “Commodity” Products shall be priced weekly and all price changes much be communicated to USF at least 7 days prior to the proposed implementation date. With respect to non-commodity Product price changes, Vendor will notify USF at least 60 days prior to the proposed implementation date.

(b)  Vendor will notify USF in writing within 90 days of the occurrence of any alleged payment disputes. USF may deduct any Vendor monetary obligations from any amounts owed to Vendor by USF, and pay only the net sum due, if any.

4. Invoicing and Payment. The invoice payment period and the determination of discount periods will start on the later of the date (i) Vendor’s invoice is received at the USF accounts payable department, or (ii) the Products are received at the applicable USF branch, USF shall consider Vendor invoices paid on the date the check is postmarked and mailed to Vendor:

5. Shipment; Risk of Loss.

(a) Vendor shall ship only those quantities of Products ordered by USF in the PO and shall not make any substitutions without USF’s prior written approval.

(b) When (i) Vendor arranges for the transportation of Products from Vendor’s dock to USF via a carrier of Vendor’s choosing, or (ii) Vendor’s bill of lading for the shipment of Products indicates “shipper load and count” or similar designation, Products will be shipped F.O.B. Designation and the risk of loss shall transfer once the Products have been accepted by USF at the designated F.O.B. point.  Carrier’s driver shall unload, sort, segregate and palletize the Products to USF’s satisfaction. When directed by USF, Vendor will, at USF’s expense, load and ship Products via a carrier of USF’s choosing. Unless Vendor’s bill of lading for such shipment indicates otherwise, under such circumstances Products will be shipped, and the risk of loss shall transfer, once the Products have been accepted by USF’s carrier F.O.B. Vendor’s Dock. In all cases, Vendor shall provide USF a copy of the bill of lading at the time of shipment.

6. Warranties; Continuing Obligations of Vendor.

(a)  Vendor represents and warrants that all Products shall (i) conform to the applicable specifications, (ii) be merchantable, (iii) be free from defects in workmanship, materials, packaging, construction and design, (iv) be fit and sufficient for the purpose for which it is intended and/or which is stated on any packaging, labeling or advertising, (v) be free of any and all liens and encumbrances of any kind, and (vi) be produced, packaged, labeled, packed, shipped and invoiced in compliance with the applicable requirements of any federal, state or local laws, regulations, ordinances or administrative orders or rules.

(b) The Products shipped or delivered by Vendor are guaranteed under all applicable federal, state or local laws, regulations, ordinances or administrative orders or rules, as of the date of such shipment or delivery, to be (a) not adulterated or misbranded; and (b) not articles which may not be introduced into interstate commerce. This guaranty shall continue in effect with respect to all articles ordered by USF from Vendor prior to the receipt of written notice of its revocation. Notice of the acceptance of this guaranty by USF is waived.

(c)  Vendor agrees that any shipment found to be in violation of the above representations and warranties may be rejected by USF.

7. Non-Conforming Product.  Non-conforming products (“Non-conforming Products”) may be rejected by USF and disposed of, returned or held at Vendor’s expense and risk. USF may require Vendor to replace any Non-conforming Products or grant USF a full refund or credit. Non-conforming Products are products that (i) are not produced, sold, shipped and/or delivered in accordance with the applicable PO(s), (ii) allegedly violate any applicable laws, rule or regulations, (iii) allegedly infringe any intellectual property rights, or (iv) allegedly involve any unfair competition.

8. Product Recalls.  Vendor shall immediately notify USF of the initiation of, or any circumstances relating to the necessity to initiate, a Product recall, withdrawal, inventory retrieval, or any other action to remove Products from distribution and sale (a “Recall”). Vendor shall be solely responsible for Recalls and any related costs or liabilities, including reimbursement of USF for all costs or liabilities, including reimbursement of USF for all costs and expenses incurred by USF in the event of a Recall.

9.  Indemnification. Vendor shall indemnify, defend, save and hold harmless USF and its officers, directors, employees, agents and/or any direct or indirect customers from and against any and all claims, demands, suits, liabilities, damages, injuries, penalties, losses, settlements, judgments, costs and expenses (including reasonable attorneys’ fees, costs and expenses) incurred or otherwise arising out of or allegedly resulting from: (i) a claim that the Vendor Product specifications or Vendor intellectual property infringes upon or misappropriates any intellectual property rights in connection with the Products; (ii) death of or injury to any person, damage to any property, or any other damage or loss, by whomsoever suffered, resulting or claimed to result in whole or in part from any actual or alleged quality or other defect in the Products, whether latent or patent, or actual or alleged failure of the Products to comply with any express or implied warranties or any claim of negligence or strict liability in tort relating to the Products; (iii) violation by the Products in their manufacture, possession, storage, use or sale, of any applicable federal, state or local laws, regulations, ordinances or administrative orders or rules; (iv) defect in the packaging, labeling, packing, shipping and/or invoicing of Products; or (v) breach of this Agreement or any continuing obligation or representation or warranty (a “Claim” or “Claims”), except to the extent any such Claims are the direct result of negligent acts or the willful misconduct of USF.

10.  Insurance.  Vendor shall maintain at its expense commercial/comprehensive general liability insurance (including bodily injury, property damage, product liability, contractual liability and completed operations coverage) from a carrier having an A.M. Best rating of A- or better, in a minimum amount of three million dollars ($3,000,000), per occurrence and annual aggregate, except in the case of cleaning/chemical supplies where the amount shall be five million dollars ($5,000,000), per occurrence and annual aggregate. Any such policy shall designate USF (including all subsidiaries and affiliates) as a primary additional insured. A certificate of insurance for such coverage shall be delivered to USF upon execution of this Agreement and annually thereafter. The certificate shall specify that USF shall be given at least thirty (30) days’ prior written notice by the insurer in the event of any material modification, cancellation or termination of coverage.

11.  Term and Termination.

(a) The term of this Agreement shall commence as of the date set forth below and shall automatically terminate three (3) years from such date.

(b) Either party may terminate this Agreement for any reason at any time, with or without notice.

(c) Upon any termination or expiration this Agreement or if USF discontinues the purchase of Products, each party will continue to be obligated to make all payments due that arose under this Agreement prior to such termination or expiration. Upon a termination of this Agreement (A) USF may (1) return Non-conforming Products to Vendor at Vendor’s expense and (2) sell all other Product under the terms and conditions of this Agreement until such Product is depleted, and (B) USF shall have no obligation to Vendor for any of Vendor’s inventory of finished goods, packaging materials or raw materials of any kind.

13.  Miscellaneous.

(a) Vendor shall not assign, delegate or otherwise transfer (by merger, asset sale, contract, operation of law or otherwise) its rights of obligations under and this Agreement or grant a security interest in or pledge as collateral any interest in this Agreement, without USF’s prior written consent, which shall not unreasonably be withheld or delayed.

(b) This Agreement constitutes the entire agreement with respect to the purchase and sale of Products between USF and Vendor and all other subject matter covered herein. This Agreement shall not be modified, changed or amended except in a writing signed by both parties.

(c) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

(d)  This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

(e) The obligations and provisions contained in Sections 6, 7, 8 and 9 of this Agreement shall survive the expiration or termination of this Agreement.

14.  U.S. Government Programs.  Vendor certifies that neither Vendor nor its principals (owners/senior officials) are debarred nor suspended from U.S. Government procurement programs under the rules prescribed at Title 48 of the Code of Federal Regulations, section 9.4, and Vendor shall, within fifteen (15) calendar days, notify USF of any change in this status, including Vendor’s receipt of any notice proposing Vendor for debarment or suspension from U.S. Government procurement programs.

Dated as of:  7/19, 2006

Tootie Pie Company, Inc.

Vendor Name

By:         /s/ David Patterson

Name: David Patterson

Title: CFO

Address: 129 Industrial Dr.

                Boerne, TX 78006

U.S. FOODSERVICE, INC.

By:

/s/ Suzanne B. Kennedy

Name:

Suzanne B Kennedy

Title:

Purchasing Administration Supervisor

Address: 9755 Patuxent Woods Drive

                Columbia, Maryland 21046